MNP LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 25, 2014 relating to the consolidated financial statements of Energizer Resources Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) as at June 30, 2014 and 2013 and for the years then ended.

/s/ MNP LLP

Toronto, Ontario
January 29, 2015